SCP Pool Corporation

Craig K. Hubbard
Chief Financial Officer
985.801.5117
craig.hubbard@scppool.com

SCP POOL REPORTS RECORD THIRD QUARTER 2002 RESULTS

_________________

EARNINGS PER SHARE INCREASE 21%

COVINGTON, La. (October 15, 2002) – SCP Pool Corporation (the “Company” or “SCP”) (Nasdaq/NM: POOL) today reported record results for the third quarter of 2002.

Net sales for the three months ended September 30, 2002 increased $53.1 million, or 23%, to $288.8 million, compared to $235.7 million in the third quarter of 2001. Same store sales growth of 14% contributed $28.6 million to the increase and service centers acquired from Fort Wayne Pools in August 2002 contributed $14.3 million. New locations opened within the last 15 months and service centers acquired in the second half of 2001 accounted for the remaining increase. Gross profit margin decreased slightly to 26.0% for the three months ended September 30, 2002 compared to 26.2% in the same period of 2001. The decrease in gross margin is primarily due to higher freight-in expense. Despite higher freight costs, same store gross margins were up 20 basis points versus the prior year quarter. Operating income for the quarter increased 12% to $24.4 million, or 8.5% of net sales, compared to operating income of $21.8 million, or 9.2% of net sales, in the third quarter of 2001. The decrease in operating income as a percentage of net sales is primarily due to the margin dilutive effect of new service centers and the Fort Wayne acquisition, increased insurance costs, increased marketing costs, and the aforementioned decrease in gross margins. In fact, same store operating margins increased by 70 basis points versus the prior year quarter. Earnings per share for the quarter increased 21% to $0.57 per diluted share on net income of $14.2 million, compared to $0.47 per diluted share on net income of $12.8 million in the comparable 2001 period.

“We made solid progress in realizing our business objectives in the third quarter including the successful completion of the Fort Wayne acquisition. We are continuing to identify and address opportunities for improvement and earnings growth in the young swimming pool industry,” commented Manuel Perez de la Mesa, President and CEO.

POOL Reports Record Third Quarter 2002 Results

October 15, 2002

Net sales for the nine months ended September 30, 2002 increased $101.6 million, or 14%, to $824.2 million, compared to $722.6 million in the comparable 2001 period. Same store sales growth of 10% contributed $55.6 million to the increase and service centers acquired from Fort Wayne Pools contributed $14.3 million. New locations opened within the last 15 months and service centers acquired in the second half of 2001 accounted for the remaining increase. Gross profit margin increased 10 basis points to 26.1% in the first nine months of 2002 from 26.0% for the same period last year and increased 20 basis points on a same store basis. Operating income for the first nine months of 2002 increased 14% to $77.2 million compared to operating income of $67.8 million in the same period last year. Operating income as a percentage of net sales remained unchanged between periods as new service centers, higher insurance, marketing, and Fort Wayne costs were offset by the growth in sales. On a same store basis, operating margin increased by 60 basis points versus the prior year to date. Earnings per share for the first nine months increased 18% to $1.73 per diluted share on net income of $44.7 million, compared to $1.46 per diluted share on net income of $39.3 million in the comparable 2001 period.

Mr. Wilson B. Sexton, Chairman, added, “With all of the uncertainties in today’s business climate, we are pleased with SCP’s continued strong performance.”

At September 30, 2002, there were 146 service centers included in the calculation of same store sales. Of the excluded service centers, 10 were new service centers open less than 15 months, 27 were acquired within the last 15 months and 16 were excluded due to new or acquired service center openings in the immediate market areas within the last 15 months. Same store sales growth is calculated using a 15-month convention, whereby all newly opened, acquired or consolidated service centers and certain existing service centers in the immediate market areas of the aforementioned services centers are excluded from the calculation for a period of 15 months.

SCP Pool Corporation is the world’s largest distributor of swimming pool supplies and related products. As of October 15, 2002, the Company distributes more than 63,000 national brand and private label products to over 34,000 customers through 199 service centers in North America and Europe. For more information about SCP, please visit www.scppool.com.

This news release includes “forward-looking” statements that include risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in the Company’s 2001 Form 10-K filed with the Securities and Exchange Commission.

POOL Reports Record Third Quarter 2002 Results

October 15, 2002

Consolidated Statements of Income

(Unaudited)	Three Months		Nine Months
(Dollars, in thousands except per share data)	Ended		Ended
	September 30,		September 30,
	2002	2001	2002	2001

Net sales	288,799	235,742	824,241	722,634
Cost of sales	213,730	174,083	608,975	535,013

Gross profit	75,069	61,659	215,266	187,621
Percent	26.0%	26.2%	26.1%	26.0%
Selling and administrative expenses	50,622	39,331	138,113	118,163
Goodwill amortization	—	560	—	1,673

Operating income	24,447	21,768	77,153	67,785
Percent	8.5%	9.2%	9.4%	9.4%

Interest expense	1,162	1,033	3,861	3,948

Income before income taxes	23,285	20,735	73,292	63,837
Income taxes	9,081	7,983	28,584	24,577

Net income	14,204	12,752	44,708	39,260

Earnings per share
Basic	0.60	0.50	1.82	1.53
Diluted	0.57	0.47	1.73	1.46

Average shares outstanding
Basic	23,678	25,566	24,540	25,585
Diluted	25,003	26,896	25,820	26,885

POOL Reports Record Third Quarter 2002 Results

October 15, 2002

Condensed Consolidated Balance Sheets

(Unaudited)
(Dollars, in thousands)	September 30,	September 30,
	2002	2001

Assets
Current assets
Cash and cash equivalents	11,566	14,193
Receivables, net	113,628	87,307
Product inventories, net	138,536	133,031
Prepaid expenses	3,917	2,794
Deferred income taxes	2,568	2,856

Total current assets	270,215	240,181

Property and equipment, net	19,124	13,709
Goodwill, net	102,606	76,220
Intangible assets, net	9,306	3,948
Other assets, net	1,023	1,829

Total assets	402,274	335,887

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	69,358	74,197
Accrued and other current liabilities	31,860	36,664
Short-term note and current portion of long-term debt	977	7,500

Total current liabilities	102,195	118,361

Deferred income taxes	5,734	4,777
Long-term debt, less current portion	147,091	62,591

Total stockholders’ equity	147,254	150,158

Total liabilities and stockholders’ equity	402,274	335,887

POOL Reports Record Third Quarter 2002 Results

October 15, 2002

   Condensed Consolidated Statements of Cash Flows

(Dollars, in thousands)	Nine Months Ended
(Unaudited)	September 30,
	2002	2001

Operating activities
Net income	44,708	39,260
Adjustments to reconcile net income to net cash provided by
operating activities	6,500	7,325
Changes in operating assets and liabilities, net of effects
of acquisitions
Receivables	(38,257)	(22,403)
Product inventories	62,390	11,364
Accounts payable	(42,385)	(6,187)
Other	8,089	15,416

Net cash provided by operating activities	41,045	44,775

Investing activities
Acquisition of businesses, net of cash acquired	(44,214)	(45,281)
Purchase of property and equipment	(3,445)	(3,137)
Proceeds from the sale of property and equipment	13	48

Net cash used in investing activities	(47,646)	(48,370)

Financing activities
Net proceeds from revolving line of credit	58,550	29,850
Payments on long-term debt	--	(3,750)
Issuance of common stock	582	2,546
Purchase of treasury stock	(44,871)	(14,319)

Net cash provided by financing activities	14,261	14,327
Effect of exchange rate changes on cash	382	30

Change in cash and cash equivalents	8,042	10,762
Cash and cash equivalents at beginning of period	3,524	3,431

Cash and cash equivalents at end of period	11,566	14,193